EXHIBIT 10.9

ITONIS INC.
Klimentska 10, 110 00 Prague 1, Czech Republic
+420 296578180
Fax +420 296578199

August 8, 2006

Nordic IPTV Company ApS
Asgaardsvej 10
DK 1811, Frederiksberg C, Denmark

Attention: John Marienhof

This letter is to confirm our agreement to modify the terms of the Reseller and Consulting Services Agreement (the “Agreement”) made effective February 7, 2006 between ITonis Inc. (“ITonis”) and Nordic IPTV Company ApS (“Agent”).

We confirm that ITonis and Agent have agreed that the Agreement shall be amended to delete section 9 of the Agreement entitled “Agent to provide Commercial Director for ITonis” in its entirety.

We further confirm that ITonis and Agent acknowledge and agree that, as of the date hereof, the only obligations of ITonis outstanding pursuant to section 9 of the original Agreement is US$120,000 in payment for the services of John Marienhof acting as commercial director of ITonis from January 1, 2006 through April 30, 2006 and that, as contemplated in the original Agreement, such amount has been and will continue to be accrued as a liability of ITonis in the form of a non-interest bearing account payable to be repaid at such time as ITonis has sufficient cash flow to repay this amount. Sufficient cash flow is expected with the first round of financing after ITonis is listed on the OTCBB.

We further confirm that ITonis and Agent acknowledge and agree that the remaining provisions of the Agreement, including section 8 relating to any commission payable to the Agent in connection with its promotion and resale of the products and services specified in the Agreement, remain in full force and effect and are not modified in any respect by this letter.

Please acknowledge your acceptance and agreement to the terms of this letter by signing below, where indicated.

Best regards,

ITonis Inc.

/s/ Nicolas Lavaud

By:
Nicolas Lavaud, President

Acknowledged and accepted this 9th day of August, 2006:

Nordic IPTV Company ApS

/s/ John Marienhof

By:
John Marienhof, Director